Exhibit 99.1

Sunnova Closes Securitization of Residential Solar Systems

HOUSTON, TX - February 12, 2020 - Sunnova Energy International Inc. ("Sunnova") (NYSE: NOVA), a leading U.S. residential solar and energy storage service provider, announced today it has closed its securitization of leases and power purchase agreements.

"We are extremely pleased with the excellent terms and strong market support we received in this transaction, with the market recognizing the value and importance of service for solar offerings," said William J. (John) Berger, Chief Executive Officer of Sunnova. "The favorable terms we were able to secure for our latest capital markets securitization transaction is a direct result of our proven track record on prior securitizations as well as our continued focus on the customer. We provide service across all contracts we execute, whether loan, lease, or PPA, to better provide our customers with a viable energy service now and for the life of their contract. This transaction will further ensure Sunnova is able to fully capitalize on the above market growth we are experiencing."

The two-tranche securitization includes A- (sf) rated notes at a 76.0% advance rate against the estimated present value of cash flows to the issuer from the pool of assets. The $337.1 million in A- (sf) rated notes priced at a yield of 3.369%, representing a spread to the benchmark swap rate of 180 bps. The A- (sf) rated notes carry a weighted average life of approximately 8.7 years through the Anticipated Repayment Date of January 30, 2030 and have a final maturity of February 1, 2055. The securitization also includes subordinated BB- (sf) rated notes at a 93.0% advance rate against the estimated present value of cash flows to the issuer from the pool of assets. The $75.4 million in BB- (sf) rated notes priced at a yield of 5.579%, representing a spread to the benchmark swap rate of 410 bps. The BB- (sf) rated notes carry a weighted average life of approximately 5.7 years through the Anticipated Repayment Date of January 30, 2030 and have a final maturity of February 1, 2055.

Advance rates against the estimated present value of cash flows to the issuer from the pool of assets are calculated relative to the securitization share of the aggregate discounted solar asset balance.

Payments on the notes will come from a diverse portfolio of over 23,000 solar rooftop systems distributed across 20 states, Guam, Puerto Rico, and Northern Mariana Islands. The weighted average customer FICO score of the related customers at the time of origination is 740.

Credit Suisse was the sole structuring agent and bookrunner for the securitization.

ABOUT SUNNOVA

Sunnova Energy International Inc. is a leading residential solar and energy storage service provider, with customers across the U.S. and its territories. Sunnova’s goal is to be the source of clean, affordable and reliable energy, with a simple mission: to power energy independence so that homeowners have the freedom to live life uninterrupted.

For more information, visit www.sunnova.com, follow us on Twitter @Sunnova_Solar and connect with us on Facebook.

DISCLAIMERS

The Notes have not been and will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, and shall not constitute an offer, solicitation of an offer or sale of any securities in any state in which such offer, solicitation or sale would be unlawful. Any offer of the notes will be made only by means of a private offering circular.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or Sunnova's future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expect," "plan," "anticipate," "going to," "could," "intend," "target," "project," "contemplates," "believe," "estimate," "predict," "potential" or "continue" or the negative of these words or other similar terms or expressions that concern Sunnova's expectations, strategy, priorities, plans or intentions. Forward-looking statements in this release include, but are not limited to, statements regarding that service provides our customers with a viable energy service for the life of their contract and our ability to fully capitalize on the above market growth we are experiencing. Sunnova's expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks regarding our ability to forecast our business due to our limited operating history, our competition, fluctuations in the solar and home-building markets, availability of capital, our ability to attract and retain dealers and customers and our dealer and strategic partner relationships. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in Sunnova's filings with the Securities and Exchange Commission, including Sunnova's prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on July 26, 2019 and in our Annual Report on Form 10-K that will be filed on a later date. The forward-looking statements in this release are based on information available to Sunnova as of the date hereof, and Sunnova disclaims any obligation to update any forward-looking statements, except as required by law.

INVESTOR & ANALYST CONTACT

Rodney McMahan
Sunnova Energy International Inc.
Rodney.McMahan@sunnova.com
(281) 971-3323

PRESS AND MEDIA CONTACT

Kelsey Hultberg
Sunnova Energy International Inc.
Kelsey.Hultberg@sunnova.com

2